EXHIBIT 10.3

Acknowledgement of

Amendment of Solicitation / Modification of Contract

Date: January 9, 2012

From: Kara Morse, OEM Commodity Manager

To: Jerry L. Malls, M.D. Executive V.P. Chief Scientific Officer

Dear Jerry,

We would like to extend the existing contract term through March 31, 2012.

If you are in agreement with this extenstion, please sign, date and return to your Stryker representative for final evaluation and your approval.  Please provide  your email address and a copy will be electronically sent to you for your records.

If you have any questions, please let me know.

I herby acknowledge the receipt of amendment with an effective date of the January 1, 2012.

STRYKER INSTRUMENTS		SYNERGETICS INC.

By:	/s/ Shane Partington	By:	/s/ J. MALIS

Printed Name:	Shane Partington	Printed Name:	J. MALIS

Title:	Director, CM OEM Management	Title:	EX. VP & CSO